Exhibit (k)(1)

CERTIFICATE OF APPOINTMENT

of

AMERICAN STOCK TRANSFER

& TRUST COMPANY, LLC

as

☒	TRANSFER AGENT	☐	REGISTRAR

BY
PennantPark Floating Rate Capital Ltd.
(the “Company”)
(name of corporation)

a Maryland
(state of corporation)

corporation
(description of entity—e.g., corporation, partnership)

The Company is authorized to issue the following shares/units:

Class of Stock	Par Value	Number of Shares/Units Authorized
Common Stock	$.001	100,000,000

The address of the Company to which Notices may be sent is:

590 Madison Avenue 15th Floor New York, New York 10022

The name and address of legal counsel for the Company is:

Dechert LLP 1775 | Street, N.W. Washington, DC 20006

Attached are true copies of the certificate of Incorporation and bylaws (or such other comparable documents for non-corporate entities), as amended, of the Company.

If any provision of the certificate of Incorporation or by-laws of the Corporation, any court or administrative order, or any other document, affects any transfer agency or registrar function or responsibility relating to the shares, attached is a statement of each such provision.

All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant Act, and in each such issuance or transfer, the Corporation was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.

American Stock Transfer & Trust Company, LLC (“AST”) is hereby appointed as transfer agent and registrar for the shares/units of the Company set forth above, in accordance with the general practices of AST and its regulations set forth in the pamphlet entitled Regulations of American Stock Transfer & Trust Company, LLC, a copy of which we have received and reviewed.

The Initial term of this Certificate of Appointment shall be one year from the date of this Certificate of Appointment and the appointment shall automatically be renewed for further one year successive terms without further action of the parties, unless written notice is provided by either party at least 90 days prior to the end of the initial or any subsequent three year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

The Company will advise AST promptly of any change in any information contained in this Certificate by a supplemental Certificate or otherwise in writing.

WITNESS my hand this 7th day of April, 2011.

By: Arthur H. Penn

Title: Chief Executive Officer and Chairman of the Board of Directors

American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Tel: 718.921.8200 www.amstock.com Global Resources • Local Service • Customized Solutions

CERTIFICATE OF TRANSFER AGENT & REGISTRAR

The undersigned, an officer of American Stock Transfer & Trust Company, LLC (the “Agent”), authorized to make this statement on behalf of the Company, hereby certifies that:

1.

The Agent is duly appointed and authorized to act as Transfer Agent and Registrar with respect to the common stock, par value $0.001 per share (the “Common Stock”), of PennantPark Floating Rate Capital Ltd. (the “Company”).

2.	The Agent duly registered as a transfer agent under Section 17A (c) of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder.

3.

In accordance with the instructions of the Company, the Agent, as such Transfer Agent and Registrar, has duly issued and registered an aggregate of 6,700,000 shares of Common Stock (the “Shares”), as specified by Morgan Stanley & Co. Inc. on behalf of the several underwriters (the “Underwriters”) which are registered under the Securities Act of 1933 pursuant to a Registration Statement.

4.

Each person who, as an officer of the Agent, issued and registered any of the Shares referred to in paragraph 3, was duly elected, appointed, qualified and acting as such officer at the respective times of the issuance and registration thereof and was duly authorized to issue and register the Shares on behalf of the Agent.

IN WITNESS WHEREOF, I have hereunto signed my name this 13th day April, 2011.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Name: Susan Silber
Title: Assistant Secretary